Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

Inverness Medical Innovations, Inc.
Waltham, MA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Inverness Medical Innovations, Inc. (the “Company”), of our report dated May 19, 2006, relating to the Statements of Net Assets Sold as of December 31, 2005 and 2004 and Statements of Revenue and Direct Expenses for the years ended December 31, 2005 and 2004 of The Lateral Flow Product Line of Acon Laboratories Inc. and affiliates appearing in the Company’s Current Report on Form 8-K, as amended.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO SEIDMAN, LLP
Boston, Massachusetts
May 30, 2006